Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®	Investor Relations
Ralph Norwood	Dave Gentry
Chief Financial Officer	Aurelius Consulting Group
617-661-0540	407-644-4256
www.runonideas.com
info@Aureliusconsulting.com

SATCON TECHNOLOGY REPORTS SECOND QUARTER OPERATING RESULTS

52% increase in revenue and 90% decrease in operating loss over the same period last year

Cambridge, MA – May 11, 2004 – SatCon Technology Corporation© (Nasdaq NM: SATC), a manufacturer of electronic power control systems, today reported financial results for its fiscal 2004 second quarter, which ended on March 27, 2004.

Revenue for the three months ended March 27, 2004 was $8.2 million as compared to $5.4 million for the same period last year. In addition, the operating loss for the second quarter was $1.1 million compared to an operating loss of $11.5 million for the same period last year.  For the six months ended March 27, 2004 revenue was $16.3 million compared with $12.1 million for 2003, a 36% increase.  Operating loss was $1.8 million for the six months ended March 27, 2004 compared to $16.7 million for the same period last year.

“We are again pleased that our second quarter results showed the results of cost reduction improvements,” said David Eisenhaure, SatCon’s president and CEO.  “For the year we have shown a significant increase in revenue growth of 36% coupled with a 37% decrease in operating expenses.  We think this positions us for continued growth and improvement.”

“Last quarter we expressed our belief that our technology and products will play a significant role in the movement towards alternative energy sources and distributed power systems, where electricity is generated on-site in addition to central power plants. Our power conversion systems developed for fuel cells and photovoltaics are providing the Company with an important foothold in this emerging market.  Recently, several PV system integrators and distributors have contacted us regarding our power conditioning systems for alternative energy applications, which has resulted in recent orders and expected orders in the next few weeks.”

“In addition we are seeing increases from the defense sector, growth in our semiconductor manufacturing equipment components and electronics business,” concluded Eisenhaure. “We are positioned to capitalize on the emerging alternative energy market as well as the continuing electrification of transportation and defense systems. And our efforts to control costs while producing new and innovative products will enable us to continue to succeed in the future.”

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power Control products for critical military systems, alternative energy applications and in high-reliability industrial automation.  Products include inverter electronics from 5 kilowatts to 5 megawatts; power switches; and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics and high-efficiency machines and control systems for a variety of defense applications.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will be successful in achieving any of the objectives that are stated within the release, and such failure to achieve those objectives could have a material, adverse effect on the future of the Company.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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SatCon Technology Corporation
Consolidated Statements of Operations
($ in thousands, except per share data)

	Three months ended		Six months ended
	March 27, 2004	March 29, 2003	March 27, 2004	March 29, 2003
	(Unaudited)		(Unaudited)

Product revenue	$6,205	$4,250	$12,414	$9,581
Funded research and development revenue	1,954	1,126	3,932	2,476
Total revenue	8,159	5,376	16,346	12,057
Operating expenses:
Cost of product revenue	5,164	5,578	10,363	11,678
Research and development expenses:
Funded research and development expenses	1,417	940	2,795	2,177
Unfunded research and development expenses	—	533	1	1,114
Total research and development expenses	1,417	1,473	2,796	3,291
Selling, general and administrative expenses	2,565	3,914	4,807	7,694
Amortization of intangibles	112	147	223	294
Write-off of impaired goodwill and intangible assets	—	5,751	—	5,751
Total operating expenses	9,258	16,863	18,189	28,708
Operating loss	(1,099)	(11,487)	(1,843)	(16,651)
Unrealized loss on warrants	(46)	(9)	(4)	(3)
Unrealized gain on Series B warrants	—	—	35	—
Write-down of investment in Beacon Power	—	(542)	—	(542)
Other income/(expense)	—	56	—	56
Interest income	4	1	7	2
Interest expense	(6,501)	(170)	(6,760)	(368)
Net loss	$(7,642)	$(12,151)	$(8,565)	$(17,506)

Earnings per share, basic and diluted:

Net loss	$(0.29)	$(0.68)	$(0.34)	$(1.01)

Shares used for computing basic and diluted EPS	26,784	17,831	25,529	17,354

SatCon Technology Corporation
($ in thousands)

Consolidated Balance Sheets as of:	March 27, 2004	September 30, 2003
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents (including restricted cash)	$3,490	$1,235
Accounts receivable, net	4,508	5,499
Unbilled contract costs, net	927	803
Funded research and development expenses in excess of billings	103	151
Inventory	4,858	5,802
Prepaid expenses and other current assets	1,001	726
Total current assets	14,887	14,216
Property and equipment	14,743	14,699
Accumulated depreciation	(8,500)	(7,772)
Property and equipment, net	6,243	6,927
Goodwill and Intangibles	6,273	6,274
Accumulated amortization	(2,914)	(2,651)
Goodwill and Intangibles, net	3,359	3,623
Warrant to purchase Beacon Power common stock	94	90
Warrant to purchase MTI common stock	—	7
Other long-term assets	100	119
Total assets	$24,683	$24,982

LIABILITIES AND EQUITY

Current liabilities:
Bank line of credit	$—	$1,802
Current portion of long-term debt	222	271
Accounts payable	3,405	5,967
Accrued expenses	3,964	5,141
Deferred revenue	673	2,447
Total current liabilities	8,264	15,628
Redeemable convertible Series A preferred stock	—	1,659
Redeemable convertible Series B preferred stock	2,475	—
Convertible subordinated debentures	—	763
Long-term liabilities, net of current portion	558	770

Stockholders’ equity:
Common stock; $.01 par value, 50,000,000 shares authorized; 27,883,970 shares issued at March 27, 2004 and 21,023,200 shares issued at September 30, 2003	279	210
Additional paid-in capital	138,553	122,793
Accumulated deficit and accumulated other comprehensive loss	(125,446)	(116,841)
Total stockholders’ equity	13,386	6,162
Total liabilities and stockholders’ equity	$24,683	$24,982